

ALLENERGY MARKETING COMPANY, L.L.C.
Statements of Consolidated Income
Periods Ended July 31, 2000
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)



                              Month     Four Months
                              -------     ----------

Revenues                    $40.4     $164.1
Cost of sales                    40.0     147.6
                         -----     ------
Gross margin                    0.4     16.5
                         -----     ------

Selling, general, and administrative:
     Salaries and benefits               3.2     12.9
     Selling and marketing               0.4     2.3
     Office expense                    0.9     3.5
     Depreciation and amortization               1.0     4.1
     Other                    0.4     2.2
                         -----     ------
          Total selling, general, and administrative     5.9     25.0
                         -----     ------

Other income               0.1     0.6
                         -----     ------
Net income (loss)               $(5.4)     $ (7.9)
                         =====     ======


